Exhibit (d)(4)(i)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT


        AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1"), dated as of May 21, 2001, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Putnam Investment Management, a Massachusetts corporation ("Adviser").

        Equitable and Adviser agree to modify and amend the Investment Advisory Agreement dated as of April 28, 1997 between EQ Financial Consultants, Inc. (the predecessor to Equitable) and Adviser as follows:

        1. PORTFOLIOS. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Putnam Growth and Income Value Portfolio, the EQ/Putnam International Equity Portfolio and the EQ/Putnam Investors Growth Portfolio on the terms and conditions set forth in the Agreement.

        2. APPENDIX A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

        Expect as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

                                          THE EQUITABLE LIFE ASSURANCE SOCIETY
PUTNAM INVESTMENT MANAGEMENT, L.L.C.      OF THE UNITED STATES



By:     /s/ Gordon H. Silver              By:   /s/ Brian S. O'Neil
        ------------------------------          --------------------------------
        Name: Gordon H. Silver                  Name:  Brian S. O'Neil
        Title: Senior Managing Director         Title:  Executive Vice President

                                   APPENDIX A
                               TO AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT
                    WITH PUTNAM INVESTMENT MANAGEMENT, L.L.C.


Portfolio                                      Advisory Fee
EQ/Putnam Growth and Income Value Portfolio    .50% of the Portfolio's average daily
                                               net assets up to and including $150
                                               million; 45% of the Portfolio's average
                                               daily net assets over $150 million and up
                                               to and including $300 million; and .35%
                                               of the Portfolio's average daily net
                                               assets in excess of $300 million

EQ/Putnam International Equity Portfolio       .65% of the Portfolio's average daily net
                                               assets up to and including $150 million;
                                               .55% of the Portfolio's average daily net
                                               assets over $150 million and up to and
                                               including $300 million; and .45% of the
                                               Portfolio's average daily net assets in
                                               excess of $300 million.

EQ/Putnam Investors Growth Portfolio           .50% of the Portfolio's average daily net
                                               assets up to and including $150 million'
                                               .45% of the Portfolio's average daily net
                                               assets over $150 million and up to and
                                               including $300 million; and .35% of the
                                               Portfolio's average daily net assets in
                                               excess of $300 million




Dated: May 23, 2001